EXHIBIT 99.1
    NEWS RELEASE

Contact:	Deric Eubanks	Laken Avonne Rapier	Joseph Calabrese
	Chief Financial Officer	Media Contact	Financial Relations Board
	(972) 490-9600	LRapier@ashfordinc.com	(212) 827-3772

ASHFORD HOSPITALITY TRUST ANNOUNCES MODIFICATION FOR MORTGAGE LOAN

DALLAS – November 12, 2024 – Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has successfully entered into a 90-day forbearance period for its Morgan Stanley Pool loan secured by 17 hotels. The loan had a final maturity date of November 9, 2024. The Company is in active discussions with the lender regarding a multi-year extension of the loan and expects to have that finalized during the 90-day period.
“We are currently in active discussions with lenders regarding extensions and refinancings on several of our loans,” commented Stephen Zsigray, Ashford Trust’s President and Chief Executive Officer. “We have now also reduced the balance of our strategic financing to approximately $48.6 million and triggered the exit fee reduction as announced last week. While it continues to be a challenging environment, we are working diligently to achieve attractive outcomes with our financings and maximize the value of our assets for our shareholders. We look forward to providing additional updates as we make more progress on these efforts.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.
Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Additionally, statements regarding the following subjects are forward-looking by their nature: our business and investment strategy; anticipated or expected purchases, sales or dispositions of assets; our projected operating results; completion of any pending transactions; our plan to pay off strategic financing; our ability to restructure existing property-level indebtedness; our ability to secure additional financing to enable us to operate our business; our understanding of our competition; projected capital expenditures; the impact of technology on our operations and business; the risk that the notice and noncompliance with NYSE continued listing standards may impact the Company’s results of operations, business operations and reputation and the trading prices and volatility of the Company's common stock; and the Company's ability to regain compliance with the NYSE continued listing standards. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our securities. These and other risk factors are more fully discussed in the Company's filings with the SEC.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We will not publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise except to the extent required by law.

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